Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) dated as of the 17th day of February, 2005, between Wells-Gardner Electronics Corporation, an Illinois corporation (the “Company”), and James Winikates (hereinafter referred to as “Winikates”).

W I T N E S S E T H:

WHEREAS, on February 16, 2005 George B. Toma became a senior financial advisor to the Company and was no longer serving as the Company’s Chief Financial Officer; and

WHEREAS, during such time as the search for a full-time Chief Financial Officer is conducted, the Company desires to engage the services of Winikates to assume the role of Interim Chief Financial Officer (“Interim CFO”) and Winikates is willing to perform such services in accordance with the provisions of this Agreement.

NOW, THEREFORE, For and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.             Engagement.  The Company hereby engages Winikates, and Winikates hereby accepts his engagement as the Interim CFO of the Company upon the terms and conditions hereinafter set forth.  Winikates shall perform such duties and responsibilities for the Company (and its affiliates) which are commensurate with his position as may be assigned to him by the Company. In connection with the duties to be performed pursuant to this Agreement, Winikates shall report directly to the Chief Executive Officer (“CEO”) of the Company.  Incident to the performance of such duties, Winikates shall be provided by the Company with office space, facilities and secretarial assistance.  Olga Prohny, the Company’s Comptroller, and Kathleen Hoppe, the Company’s Chief Information Officer shall report directly to Winikates and Winikates shall be responsible for supervising said employees.  Winikates shall not be an elected or appointed officer of the Company.

2.             Term.  The term of Winikates’ engagement (the “Term”) shall commence on February 17, 2005 (“Commencement Date”) and shall expire two (2) weeks after a new, full-time Chief Financial Officer commences working for the Company in said capacity (“Expiration Date”), unless the Agreement is sooner terminated by either of the parties hereto as set forth below. Either party may terminate this Agreement upon thirty (30) days prior written notice; provided, however, the Company shall have the right to terminate this Agreement immediately without prior notice if, in the reasonable determination of the Company, Winikates has engaged in misconduct so as to constitute “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(a)           Winikates’ failure or refusal, after written notice thereof, to perform specific directives of the CEO of the Company which are consistent with the scope and nature of services Winikates agreed to perform under this Agreement;

(b)           Dishonesty which directly or indirectly has a material adverse effect on the Company;

(c)           Any gross or willful misconduct of Winikates resulting in loss to the Company or damages to the Company’s reputation; or

(d)           Any breach of Winikates’ covenants contained in Sections 5(a) through 5(c) hereof.

If this Agreement is terminated, the Company shall have no further obligations to Winikates under this Agreement, except to pay Winikates for any hours worked for which he has not yet been paid.  However, Winikates’ covenants under Section 5 hereof shall remain in full force and effect.

3.             Compensation.

(a)           Monetary Compensation.  The Company agrees to pay Winikates monthly for hours worked in the prior month, at the rate of $125 per hour worked.

(b)           Expenses.  Winikates shall be reimbursed for his reasonable expenses related to or in connection with the business of the Company including expenses for entertainment, travel and similar items that arise out of Winikates’ performance of services under this Agreement, subject to policies and procedures of the Company in effect from time to time, and any such expenses paid by Winikates from his own funds shall be reimbursed to him by the Company in accordance with Company policies.

4.             Work Schedule.  The parties anticipate that Winikates shall work for the Company approximately three days per week, which days are anticipated to be Monday, Wednesday and Friday.  This schedule is subject to revision based on the mutual agreement of the parties. Notwithstanding the foregoing, this Agreement shall not prevent Winikates from performing services on Winikates’ own behalf and for Winikates’ exclusive profit so long as such activities (i) do not conflict with Winikates’ obligations to provide the services on behalf of the Company as set forth herein or (ii) does not require Winikates to use or disclose Confidential Information (as such term is defined in Section 5 hereof).

5.             Protective Covenants.  All payments to, and rights of, Winikates under this Agreement shall be subject to Winikates’ compliance with the provisions of this Section 5.

(a)           Confidential Information.  Winikates acknowledges that in his position with the Company he will be making use of, acquiring or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, management, and operations (collectively, the “Confidential Information”).  Winikates agrees that he will not in any way utilize any of said Confidential Information except in connection with the performance of his responsibilities to the Company, and that except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company.  Further, immediately upon the expiration of the Term, or at any point prior to or after that time upon the specific request of the Company, Winikates shall return to the Company all written or descriptive materials of any kind in his possession or to which he has access that constitute or contain any Confidential Information or trade secrets of the Company, and the confidentiality obligations of this Agreement shall continue until their expiration under the terms of this Agreement.  All references to the “Company” in this Section 5(a) shall include any and all affiliates of the Company.

(b)           Litigation Support.  Winikates shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation or regulatory investigation in which the Company or any of its subsidiaries or affiliates is, or may become a party arising out of any matter that occurs during the Term of this Agreement.  The Company shall promptly reimburse Winikates for his reasonable expenses (including travel and reasonable attorneys’ fees) incurred in complying with this covenant and shall pay him at the hourly rate of compensation set forth in Section 3(a) for his time spent complying with the covenant.

(c)           No Solicitation of Employees.  Neither Winikates nor any person or enterprise controlled by Winikates will solicit for employment any person employed by the Company.

(d)           Enforcement of Covenants.  In the event that a covenant included in this Agreement shall be deemed by any court of competent jurisdiction to be unreasonably broad or otherwise unenforceable in any respect, it shall be modified in order to make it enforcement; provided, however, that in the event that any court shall refuse to enforce any of the covenants contained in Sections 5(a) through 5(c), then the unenforceable covenant shall be deemed limited or eliminated from the provisions of this Agreement to the extent necessary to permit such covenants or the remaining covenants to be enforced to the maximum extent provided herein and so that any remaining provisions of this Agreement shall be affected to the least possible extent thereby.

(e)           Remedies for Breach of Covenant.   If Winikates violates any of the covenants contained in this Section 5, then the Company’s obligation to make any payments to Winikates otherwise due him under this Agreement shall immediately cease.  In addition, Winikates acknowledges that any material breach of his covenants contained in this Section 5 will cause irreparable harm to the Company, which will be difficult if not impossible to ascertain, and the Company shall be entitled to equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated.  Neither the right to obtain such relief or the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy.

(f)            Survival.  The provisions of this Section 5 shall be in full force and effect and binding on the parties hereto during the Term and for a period of two years thereafter.

6.             Independent Contractor Status.        All services to be performed under this Agreement are to be performed by Winikates solely as an independent contractor to the Company.  Winikates shall not be considered to be an agent or employee of the Company. Winikates is not authorized to act on behalf of the Company and Winikates may not enter into any contracts or make any promises or commitments of any kind whatsoever on behalf of the Company.  Winikates shall not be entitled to participate in any employee benefit plan or arrangement, or other services offered by the Company to its employees, including, without limitation, insurance coverage for workers’ compensation coverage, and further acknowledges that such coverages will not be obtained by the Company for the benefit of Winikates.  Winikates acknowledges that he will not be treated as an employee of the Company for federal or state tax purposes, that he shall be solely liable for payment of all federal and state taxes and contributions, including Social Security, income tax, disability and other payroll tax requirements, and that the payment of all taxes and other payments received by him from the Company hereunder is at his sole expense and creates no obligation for the Company.

7.             Severability.  If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

8.             Entire Understanding.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties.  Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.  This Agreement cannot be changed, rescinded or terminated orally.

9.             Notices.  All notices under this Agreement shall be in writing and shall be (i) delivered in person; (ii) sent by facsimile, (iii) sent by certified mail, return receipt requested; (iv) sent by nationally recognized courier service, addressed as follows:

If to the Company:	Wells-Gardner Electronics Corporation
9500 West 55th Street, Suite A
McCook, IL 60525-3605
Attn: Anthony Spier
Fax No.: (708) 290-2207

With a copy to:	Pedersen & Houpt
161 N. Clark Street, Suite 3100
Chicago, Illinois 60601
Attn: John H. Muehlstein
Fax No.: (312) 261-1112

If to Winikates:	James Winikates

Fax No.

10.           Assignment.  Winikates may not assign his obligations hereunder.  The rights of Winikates and the rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon their respective heirs, personal representatives, successors and permitted assigns.

11.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts or choice of law principles.

(b)           Failure to insist upon strict compliance with any provisions hereof shall not be deemed a waiver of such provisions or any other provision hereof.

(c)           In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(d)           The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(e)           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f)            The Company shall reimburse Winikates for the cost of an errors and omissions insurance policy, up to a maximum amount of Five Thousand Dollars ($5,000) during the Term of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation

By:	/s/ Anthony Spier
Name:	Anthony Spier
Its:	CEO

JAMES WINIKATES

/s/ James Winkates